Exhibit 3.1
ARTICLES OF AMENDMENT
OF
LANCE, INC.
The undersigned Corporation hereby submits these Articles of Amendment for the purpose of amending its Restated Articles of Incorporation:
1. The name of the corporation is LANCE, INC.
2. The following amendment to the Restated Charter of the Corporation was adopted by its stockholders on December 2, 2010 in the manner prescribed by law, by deleting in its entirety Paragraph 1 and replacing it with the following:
          1. The name of the corporation is SNYDER’S-LANCE, INC.
3. There will be no exchange, reclassification or cancellation of issued shares.
4. These Articles of Amendment will be effective at 11:59 p.m., Charlotte, North Carolina time, on December 10, 2010.
This the 6th day of December, 2010.

LANCE, INC.
By	/s/ Rick D. Puckett
Rick D. Puckett
Executive Vice President